TELECOMMUNICATIONS PURCHASE AGREEMENT

     This "Telecommunications Purchase Agreement" (this "Agreement") is entered into this ___ day of October 2001 and is by and between Buyersonline.com, Inc. ("Buyers") and LowerMyBills.com, Inc. ("LMB"). Buyers and LMB are referred to herein sometimes singularly as "Party" or collectively as the "Parties."

     Purpose: The purpose of this Agreement is to outline the terms and conditions of the purchase agreement between Buyers and LMB.

     1. Purchase Program: Pursuant to the terms of this Agreement, LMB will use its website to attract individuals and entities interested in telecommunication services (the "LMB Customers") and will up sell Buyers long distance telecommunication reseller services and Buyers will in turn purchase the LMB Customers from LMB. Buyers is a consumer buying organization that offers high quality monthly essential services (such as telecommunication services) at significantly discounted prices to residential consumers and commercial businesses on a membership basis (the "Services"). Individual or entities that purchase the Services, commence trafficking and are fully provisioned become Buyers members ("Buyers Members"). The specific telecommunication service program that LMB will market to the LMB Customers is as follows:

       Rate: The long distance rate for interstate long distance shall be that as agreed to by the Parties. Such rate may change from time-to-time, based upon the agreement and understanding of the Parties.

       Minimum Usage: For all of the LMB Customers that Buyers purchases pursuant to this Agreement, that do not bill a minimum of $20.00 in telecommunication charges, shall pay an additional $2.50 per month (the "Monthly Minimum Payment").

       Free Long Distance: For the first month that the LMB Customers are Buyers members, they shall receive one hundred (100) free interstate long distance minutes. This may take the form of a credit on the LMB Customers' first billing statement from Buyers or some other type of credit.

     2. Purchase Price: As a purchase price (the "Purchase Price") for the LMB Members, Buyers agrees to pay LMB as follows:

           A. Payment for each LMB Customer: For every LMB Customer that becomes a Buyers Member, Buyers will pay the following:

       For every 0 - 3,000 LMB Customers per month that become Buyers Members, are fully provisioned and begin trafficking through Buyers, Buyers will pay to LMB $25.

       For every 3,001 - 5,000 ("retroactively applied," meaning all LMB Members up to 3001 per month) LMB Customers per month that become Buyers Members, are fully provisioned and begin trafficking through Buyers, Buyers will pay to LMB $26.

       For the next 5,001 - 7,500 (retroactively applied) LMB Customers per month that become Buyers Members, are fully provisioned and begin trafficking through Buyers, Buyers will pay to LMB $28.

       For the next 7,501 - 10,000 (retroactively applied) LMB Customers per month that become Buyers Members, are fully provisioned and begin trafficking through Buyers, Buyers will pay to LMB $30.

       For 10,000 or more LMB Customers (retroactively applied) per month that become Buyers Members, are fully provisioned and begin trafficking through Buyers, Buyers will pay to LMB $32.

     These calculations operate on a monthly basis. For example, should LMB deliver to Buyers 3,000 LMB Customers in a given month that become Buyers Members (and meet the basic criteria therefore described in paragraph1 hereof), Buyers would pay LMB $25 for each LMB Customer or $75,000. However, should LMB deliver to Buyers 3,001 LMB Customers in a given month that become Buyers Members, Buyers would pay LMB $26 for each LMB Customer or $78,026.

          B. Payment Terms: Buyers shall pay to LMB the Purchase Price as follows:

       Pre-Payment: Commencing on the date of this Agreement, Buyers shall pre-pay $20 of the Purchase Price two (2) weeks in advance (the "Pre-Payment"), based upon estimated sales. Buyers has paid to LMB $80,000 towards the purchase of LMB Customers. LMB shall apply the Pre-Payment towards the Purchase Price of the LMB Customers until it has used the entire Pre-Payment for a given period. Buyers shall then remit another prepayment to LMB for the next two-week estimated sales. For example, should the Pre-Payment be $75,000 and should 3,000 LMB Customers become Buyers Members in a two-week period, LMB would apply the entire Pre-Payment against the amount owing for that two-week period. Buyers will then remit another Pre-Payment to LMB, for the next two-week estimated sales.

       Balance: The Balance of the Purchase Price shall be paid to LMB for the LMB Customers that become Buyers Members (as described in paragraph 1 hereof), within thirty (30) days that such new Buyers Members begin trafficking on Buyers telecommunications system.

       Additional Consideration: As additional consideration (the "Additional Consideration") Buyers agrees to pay to LMB five percent (5%) of the gross revenues actually collected from the LMB Customers that become Buyers members (the "Membership Date"), commencing at the next billing cycle, six (6) months from the Membership Date. The Additional Consideration shall be paid on the 15th of every month and will continue from the Membership Date until the LMB Customer ceases to purchase telecommunication or other products or services from Buyers. For purposes of this Agreement, "gross revenues" shall mean all revenues received from the LMB Customers, less taxes, PICC charges, late fees and penalties.

     3. Termination: Either Party may terminate this Agreement upon forty-eight (48) hours' written notice.

     4. LMB's Obligations: LMB agrees to use its best efforts to feature and promote Buyers and the Services offered by Buyers to generate interest among the LMB Customers in becoming Buyers Members. LMB's promotions may include "Featured Plan" status, "Recommended Plan" status, online marketing and other marketing avenues and/or channels.

     5. Buyers' Obligations: Buyers agrees to provide support services to LMB and the LMB Customers to ensure that a minimum of eighty percent (80%) of the LMB Customers become Buyers Members and are fully provisioned. In addition to existing reporting tools offered by Buyers, Buyers agrees to provide weekly reporting and analysis of LMB Customers that become Buyers Members.

6. Miscellaneous Provisions: The following miscellaneous provisions are an integral part of this Agreement.

           A. Binding Obligation. This Agreement shall inure to the benefit of and constitute a binding obligation upon the contracting parties, their respective heirs, legal representatives and permitted assigns.

           B. Headings. The headings used in this Agreement are inserted for reference purposes only and shall not be deemed to limit or affect in any way, the meaning or interpretation of any of the terms or provisions of this Agreement.

           C. Severability. The provisions of this Agreement are severable, and should any provision hereof be void, voidable, unenforceable, or invalid, such a void shall not affect any other portion or provision of this Agreement.

           D. Waiver. Any waiver by any Party hereto of any breach of this Agreement of any kind or character whatsoever by the other Party, whether such waiver is direct or implied, shall not be construed as a continuing waiver or consent to any subsequent breach of this Agreement on the part of the other Party.

           E. Applicable Law. This Agreement shall be interpreted, construed, and enforced according to the laws of the State of Utah.

           F. Attorneys' Fees. In the event any Party brings any action or proceeding under this Agreement, the prevailing Party shall be entitled to recover attorneys' fees and costs of court in such an amount as such court may adjudge reasonable.

          G. Assignment. Neither Party may assign this Agreement without the written consent of the other Party.

           H. Mediation and Arbitration. If any dispute arises under this Agreement, the Parties shall negotiate in good faith to settle such dispute. If the Parties cannot resolve such dispute themselves, then either Party may submit the dispute to mediation by a mediator approved by both Parties. The Parties shall both cooperate with the mediator. If the Parties cannot agree to any mediator, or if either Party does not wish to abide by any decision of the mediator, then they shall submit the dispute to arbitration by any mutually acceptable arbitrator. If no arbitrator is mutually acceptable, then they shall submit the matter to arbitration under the rules of the American Arbitration Association (AAA). Under any arbitration, both Parties shall cooperate with and agree to abide finally by any decision of the arbitration proceeding. The costs of the arbitration proceeding shall be born according to the decision of the arbitrator, who may apportion costs equally, or in accordance with any finding of fault or lack of good faith of either Party. The arbitrator's award shall be non-appealable and enforceable in any court of competent jurisdiction.

           IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.


               BUYERSONLINE.COM, INC.



               By:___________________________________
                    Kenneth Krogue
               Its:      Vice President, Sales



               LOWERMYBILL.COM, INC.



               By:___________________________________
              Its:_________________________________